Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 14, 2026
Registration Statement Nos. 333-281727 and 333-281727-06

*Full Pricing Details* $1.9bn Toyota Auto Receivables 2026-B Owner Trust (TAOT)

Joint Leads: Mizuho (str), BofA Securities, Barclays, SMBC Nikko, US Bancorp
Co-Mgrs: Academy Securities, UniCredit

-Anticipated Capital Structure-

	TOTAL	OFFERED
CLS	SIZE($MM)	SIZE($MM)	WAL	M/S*	P.WIN	E.FIN	L.FIN	BNCH	SPREAD	YIELD	PRICE	COUPON
A-1	400.600	380.570	0.22	P-1/A-1+	1-6	10/26	04/27	I-CRV	+14	3.825	100.00000	3.825
A-2A	537.900	511.005	1.04	Aaa/AAA	6-20	12/27	02/29	I-CRV	+38	4.078	99.99627	4.04
A-2B	134.400	127.680	1.04	Aaa/AAA	6-20	12/27	02/29	SOFRA30A	+38		100.00000
A-3	672.300	638.685	2.45	Aaa/AAA	20-42	10/29	12/30	I-CRV	+39	4.175	99.97891	4.13
A-4	107.300	101.935	3.75	Aaa/AAA	42-47	03/30	08/31	I-CRV	+41	4.247	99.96580	4.20
B	47.500					**RETAINED**
* Expected ratings

Transaction Details:

* Ticker: TAOT 2026-B
* Offered Size: $1.76bn
* Format: Public/SEC Registered
* Pricing speed: 1.30% ABS to 5% Call
* Expected Ratings: Moody’s/S&P
* ERISA Eligible: Yes
* US RR Eligible: Yes
* EU/UK RR Eligible: No
* Min denoms: $1k x $1k
* Expected Settlement: April 21, 2026
* First Payment Date: May 15, 2026
* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus: (Attached)
* Ratings FWP: (Attached)
* Intex CDI File: (Attached)
Intex Dealname: mztoyot26b-1_9bn
Password: U977

CUSIPS:

A1	89240QAA3
A2A	89240QAB1
A2B	89240QAC9
A3	89240QAD7
A4	89240QAE5

--------------------------------------------------------------------------------
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403